Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

1200 Seventeenth Street NW

Washington, DC 20036

August 15, 2017

Sinclair Broadcast Group, Inc.

10706 Beaver Dam Road

Hunt Valley, MD  21030

Re:          Registration Statement on Form S-4

Ladies and Gentlemen:

We are acting as counsel for Sinclair Broadcast Group, Inc., a Maryland corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of shares (the “Shares”) of Class A common stock, par value $0.01 per share (the “Common Stock”), of the Company, to be issued in connection with the merger contemplated by the Agreement and Plan of Merger dated as of May 8, 2017, by and between Tribune Media Company and the Company (the “Merger Agreement”), which Merger Agreement is described in such Registration Statement and filed as an exhibit thereto.

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued in accordance with the Merger Agreement, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the law of the State of Maryland as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement and in the Proxy Statement/Prospectus included therein.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ PILLSBURY WINTHROP SHAW PITTMAN LLP